Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements of Smith & Wesson Holding Corporation and its subsidiaries on Form S-8 (Nos. 333-87748, 333-87750, 333-128804, 333-180057, 333-193001, and 333-193003) and Form S-3 (Nos. 333-130634 and 333-141231) of our report dated June 22, 2015 relating to the consolidated financial statements and financial statement schedule and the effectiveness of Smith & Wesson Holding Corporation’s internal control over financial reporting, which appear in this Annual Report on Form 10-K.

/s/ Deloitte & Touche LLP

Hartford, Connecticut

June 22, 2015